EXHIBIT 4.2

FIRST INVESTORS FINANCIAL SERVICES GROUP, INC.

NON-QUALIFIED STOCK OPTION AGREEMENT

Under 2002 Non-Employee Director Stock Option Plan

This Non-Qualified Stock Option Agreement (“Agreement”) is between First Investors Financial Services Group, Inc., a Texas corporation (the “Company”), and                               (the “Optionee”).

WHEREAS, the Optionee is an eligible participant under the Company’s 2002 Non-Employee Director Stock Option Plan (the “Plan”); and

WHEREAS, the Plan provides for the automatic grant of an option to purchase 20,000 shares of common stock, $0.001 par value per share (“Common Stock”) immediately following approval of the Plan by the shareholders of the Company, which approval was received at the annual meeting of shareholders held September 10, 2002.

NOW THEREFORE, for and in consideration of these premises, it is agreed as follows:

1.             The Plan.  It is understood that the Plan is incorporated herein by reference and made a part of this Agreement as if fully set forth herein.  The Plan shall control in the event there shall be any conflict between the Plan and this Agreement, and it shall control as to any matters not contained in this Agreement.  Terms used in this Agreement which are defined in the Plan shall have the same meanings in this Agreement as are assigned to such terms in the Plan.  The Board shall have authority to make constructions of this Agreement, and to correct any defect or supply any omission or reconcile any inconsistency in this Agreement, and to prescribe rules and regulations relating to the administration of this Agreement and other options granted under the Plan.

2.             Option.  The Company hereby grants to Optionee, subject to the terms and conditions set forth herein and in the Plan, an option (the “Option”) to purchase from the Company up to twenty thousand (20,000) shares (“Shares”) of its Common Stock.  Notwithstanding the foregoing, this Option shall not be considered granted unless and until the Optionee delivers to the Company a fully executed counterpart hereof.  Thereafter, this Option shall be exercisable in accordance with the terms set forth herein.

3.             Effectiveness.  The Option shall be effective as of the date set forth on the signature page hereof.

4.             Exercise Price.  The price for which the Optionee may purchase Shares upon exercise of the Option (the “Exercise Price”) shall be $           per share.

5.             Exercise.  The Option shall vest in equal installments on each of first three anniversaries of the Automatic Grant Date (as defined in the Plan).  The Option may be exercised in whole at any time, or in part from time to time, as to the vested portion thereof.  This Option shall be deemed to have been exercised on the first date upon which the Company receives the notice of exercise specified in Section 8 hereof, payment in full of the exercise price in accordance with Section 8 hereof, and all other documents, information and amounts required in respect of such exercise by the Plan or this Agreement.

6.             Option Period.  The Option shall terminate and be of no further force or effect with respect to any Shares not previously purchased by the Optionee from and after the first to occur of: (i) the tenth anniversary of the issuance of the Option; (ii) the expiration of one year from the date the Optionee shall have ceased to be a member of the Board of Directors of the Company, other than on account of Optionee’s death while serving as a director; and (iii) in the event of the death of the Optionee while serving as a member of the Board of Directors of the Company, upon the expiration of two years following the date of death.  If the expiration date of this Option shall fall on a Saturday,

Sunday or a day on which the executive offices of the Company are not open for business, then such expiration shall be deemed to be the last normal business day of the Company at its executive offices preceding such Saturday, Sunday or day on which such offices are closed.

7.             Non-transferability.  The Option may not be transferred, assigned or otherwise alienated by the Optionee other than by will or pursuant to the applicable laws of descent and distribution.  This Option shall be exercisable during the lifetime of Optionee only by him or his guardian or legal representative.  In the case of the death of Optionee or other person entitled to exercise this Option, the Company may require, as a condition to the transfer of this Option by will or pursuant to the laws of descent and distribution or the exercise hereof, that the person entitled to exercise this Option execute and deliver to the Company such instruments and documents as may be reasonably requested by the Company to evidence and confirm such person’s right and title to this Option.

8.             Payment of Exercise Price.  The Option may be exercised by written notice given by Optionee to the Company at its principal executive office (to the attention of the President) by registered or certified mail or by hand delivery, which notice shall be effective upon receipt by the Company.  The Exercise Price of the Shares as to which the Option is exercised shall be paid in full in cash at the time of the exercise.

9.             Withholding Tax.  Prior to the exercise of this Option, and as a condition to the Company’s obligation to deliver Shares upon such exercise, or in connection with any disposition of shares acquired pursuant to such exercise, the holder of this Option shall make arrangements satisfactory to the Company for the payment of any applicable federal or other withholding taxes payable as a result thereof.

10.           Certain Dispositions or Purchases.  In addition to any restrictions on transferability of Shares pursuant to Section 7 hereof, the Optionee agrees that (i) Optionee shall make no sale or other disposition of any Shares purchased pursuant to exercise of the Option within a period of six (6) months following such exercise, and (ii) Optionee shall not exercise the Option, in whole or in part, within a period of six (6) months following or preceding any sale or other disposition of Common Stock by Optionee.  Provided, however, that the restrictions of this Section 10 shall lapse and be of no further effect upon the expiration of six months after Optionee shall have ceased to be a member of the Board of Directors of the Company.

11.           Investment Representations.  Unless the Option and any Shares covered hereby have been registered under the Securities Act of 1933, as amended, and the registration provisions of any applicable state securities laws, the Optionee (as a condition to the purchase of Shares hereunder) may be required by the Company to (i) give a representation in writing that the Optionee is acquiring such Shares for the Optionee’s own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof, (ii) agree in writing not to sell or otherwise dispose of such Shares without registration in the absence of an opinion of counsel satisfactory to the Company that such registration is not required, and (iii) agree in writing that the certificate or certificates evidencing such Shares may bear restrictive legends to the foregoing effect.

12.           Certain Transactions.  If the Company is merged or consolidated with another corporation while the Option remains outstanding, or if the Company should adopt a plan of liquidation while the Option remains outstanding, the Option may be canceled by the Company as of the effective date of any such merger, consolidation or plan of liquidation by giving notice to the Optionee of its intention to do so and by permitting the Optionee to exercise this Option during the 30-day period next preceding such effective date.

13.           Certain Adjustments.  The existence of this Option shall not affect in any way the right or power of the Company to make or authorize any and all capital adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of Common Stock or subscription rights thereto, or any issuance of bonds, debentures, preferred or prior preference stock having priority over or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceedings, whether of a similar character or otherwise.  Provided, however, that if the outstanding shares of Common Stock of the Company shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination of Shares, or recapitalization, the number and kind of Shares subject to this Option, and the Exercise Price, if applicable, shall be appropriately and equitably adjusted.

14.           No Shareholder Rights.  Nothing in this Option shall confer on the Optionee any rights or privileges of a shareholder of the Company with respect to any Shares purchasable hereunder unless and until such Shares have been purchased and certificates evidencing such Shares have been issued to the Optionee.

15.           Option Subject to Applicable Law and Exchange Rules.  This Agreement and the Option granted hereby are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.  Notwithstanding any other provision hereof, the Optionee agrees that the Optionee shall not exercise this Option, and that the Company shall not be obligated to issue any Shares hereunder, if the same would constitute a violation by the Optionee or the Company of any law, rule or regulation of any governmental authority or any applicable rule, bylaw or listing agreement of any national securities exchange.

16.           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws (and not the principles relating to conflicts of laws) of the State of Texas, except as superceded by applicable federal law.

[Signature Page Follows]

IN WITNESS WHEREOF this Agreement has been executed as of the            day of                            , 200  .

FIRST INVESTORS FINANCIAL SERVICES GROUP, INC.

By:
Bennie H. Duck
Vice President and Chief Financial Officer

OPTIONEE: